EXHIBIT 23.1

          We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 18, 1998 appearing on page 32 of Brilliant Digital Entertainment's Annual Report on Form 10-KSB for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/S/ PRICEWATERHOUSE COOPERS LLP

Los Angeles, California
December 24, 1998